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                                                                   EXHIBIT 99.2


[MOBILEMEDIA LETTERHEAD]



FOR IMMEDIATE RELEASE

RIDGEFIELD PARK, NJ, APRIL 8, 1997 - MOBILEMEDIA (NASDAQ: MBLMQ) ISSUED THE FOLLOWING STATEMENT IN RESPONSE TO AN APRIL 7, 1997 FEDERAL COMMUNICATIONS COMMISSION (FCC) ORDER INITIATING AN ADMINISTRATIVE HEARING REGARDING MISREPRESENTATIONS MADE TO THE FCC BY THE COMPANY IN APPLICATIONS FOR CERTAIN PAGING LICENSES:

[LOGO]
MOBILEMEDIA



"The FCC's hearing designation constitutes a further step toward resolution of certain issues regarding the Company's qualification as an FCC licensee and relates to all of the Company's licenses.

The FCC's order initiates a fact-finding and evaluative hearing process to gather information with which to make a decision, but is not a final disposition of the Company's regulatory issues. The Company cannot be certain of the outcome of the process initiated by the FCC's action. An adverse outcome of this proceeding could result in the loss of the Company's licenses or substantial monetary fines, or both. Any such outcome would have a material adverse effect on the Company's financial condition and results of operations.

MobileMedia will continue to operate on a normal basis and provide uninterrupted service to customers during the proceeding.

As the FCC stated in its order, MobileMedia promptly informed the FCC when it discovered that it had made misrepresentations to the FCC regarding applications for certain paging licenses. In its press release announcing the order, the FCC states that it 'recognizes that MobileMedia voluntarily disclosed the false filings and represents that it has since taken remedial action.' As previously reported, the Company discovered misrepresentations and other violations which occurred during the licensing procedures for approximately 6% to 7% of its approximately 8,000 local transmission one-way paging stations. The Company's outside counsel conducted an investigation and provided the FCC with comprehensive reports regarding these matters in October and November 1996.

MobileMedia takes very seriously the concerns raised by the FCC in its hearing designation order suggesting that certain representations in MobileMedia's disclosure to the FCC do not appear to be accurate. The Company looks forward to presenting all evidence before the Administrative Law Judge and resolving this issue completely. The Company believes that its disclosure was complete and forthcoming and that it will be able to satisfy the FCC's requests for information."


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